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                                                                    EXHIBIT 16.2

[URBACH KAHN & WERLIN LLP LOGO]

         URBACH KAHN & WERLIN LLP
         CERTIFIED PUBLIC ACCOUNTANTS

                                                   December 30, 2003

         VIA FACSIMILE (315) 829-6060 AND U.S. MAIL
         Jerry Mottern, Audit Committee Chairman
         Mid-State Raceway, Inc.
         P.O. Box 860
         Vernon, NY 13476-0860

         Dear Jerry:

         This letter outlines our proposed arrangement to perform subsequent event review procedures on the audited financial statements of Mid-State Raceway, Inc. as of and for the periods ending December 31, 2000, 2001, and 2002 so such financial statements may be included in delinquent 1O-K filings for the same periods. As instructed by the Company, we will not perform any procedures with regard to the delinquent Company prepared 10-Q's for interim periods.

         We will perform subsequent review procedures in accordance with professional standards on the financial statements as of and for the periods ending December 31, 2000, 2001, and 2002. Our procedures will include inquiries of management, updating of attorney's letters received in connection with the audits, reviews of interim financial information, and other procedures we deem necessary in the circumstances. We will also read and review the 10-K's.

         We estimate that the above procedures will require approximately 40-60 hours to complete. Our fees for these services will range from $8,000-$10,000. We will require a retainer of $4,000 to begin work. A final bill will be due on completion of our work.

         If this letter defines the arrangement as you understand them, please sign and date the enclosed copy and return it to us.

                                                       Very truly yours,

                                                       URBACH KAHN & WERLIN LLP

                                                       /s/ Paul L. Goetz
                                                       Paul L. Goetz, CPA
                                                       Partner

         PLG:lsy
         Vernon eng.

         AGREED AND ACCEPTED:

         /s/ jerry Mottern                             12/30/2003
         ---------------------------------------       ------------------
         Jerry Mottern, Audit Committee Chairman       Date

 66 State Street, Ste. 200, Albany, New York 12207 2595 (518) 449 3171 FAX (518)
       449.7833 An Independent Member of Urbach Hacker Young International